UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)               January 31, 2005

Omtool, Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-22871	02-0447481
(Commission File Number)	(IRS Employer Identification No.)

8A Industrial Way
Salem, NH	03079
(Address of Principal Executive Offices)	(Zip Code)

(603) 898-8900
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.  Entry into a Material Definitive Agreement

On January 31, 2005, the Compensation Committee of the Board of Directors established the compensation for Robert L. Voelk, the Chief Executive Officer of Omtool, Ltd. (the “Company”) and Daniel Coccoluto, the Chief Financial Officer of the Company.  Mr. Voelk will be paid a base salary at the rate of $350,000 per annum and will be eligible to receive a year-end discretionary bonus of up to $175,000.  Mr. Coccoluto will be paid a base salary of $150,000 per annum and will be eligible to receive a year-end discretionary bonus of up to $50,000.

In addition, the Compensation Committee established the cash compensation for directors of the Company.  Non-employee directors will be paid an annual retainer of $20,000 (which may continue to be partially taken in the form of health insurance).  Each director shall be paid a $1,500 participation fee for each quarterly board meeting attended.  The independent director who is the chair of the Audit Committee of the Board of Directors shall be paid an annual fee of $5,000, and the remaining members of the Audit Committee shall be paid an annual fee of $2,500.  The independent directors who are the chairs of the Compensation and Nominating Committees of the Board of Directors shall each be paid an annual fee of $2,500, and the remaining members of the Compensation and Nominating Committees shall each be paid an annual fee of $1,500.  The members of the Board of Directors shall each be paid a participation fee of $1,500 for each quarterly board meeting attended and each board committee member shall be paid a $500 participation fee for each board committee meeting attended.  Non-employee directors will continue to be reimbursed for all reasonable out-of-pocket expenses incurred in attending board or board committee meetings.  Finally, non-employee directors will continue to be eligible for individual and family medical insurance coverage under the Company’s group medical and dental plans.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibits.

10.1.  Form of Stock Purchase and Restriction Agreement – Officer

10.2.  Form of Stock Purchase and Restriction Agreement – Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMTOOL, LTD.

Date February 4, 2005
	By:	/s/ Daniel A. Coccoluto
	Name:	Daniel A. Coccoluto

	Title:	Chief Financial Officer (Acting), Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Form of Stock Purchase and Restriction Agreement – Officer

10.2	Form of Stock Purchase and Restriction Agreement – Director